Exhibit 99.5

COOPERATION AGREEMENT

March 17, 2023

Reference is made to the Indenture dated as of February 16, 2022 (the “Indenture”), between Cazoo Group Ltd (the “Company”), as issuer, and U.S. Bank Trust Company, National Association (the “Trustee”), pursuant to which the Company issued $630.0 million aggregate principal amount of 2.00% Convertible Senior Notes due February 16, 2027 (the “Notes”). Capitalized terms used but not otherwise defined in this Cooperation Agreement (this “Agreement”) shall have the meanings assigned to such terms in the Indenture.

The Parties (as defined below) wish to engage with the Company in discussions regarding a potential financing, recapitalization, asset or equity sale, reorganization, and/or restructuring transaction or series of such transactions or alternative extraordinary transactions involving the Company (in each case, effecting a permanent change to the existing capital structure of the Company) (any such transaction, a “Transaction”).

In consideration of the foregoing recitals, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

Item 3.  Cooperation. For so long as this Agreement remains in effect with respect to a Party, each Party agrees to use commercially reasonable efforts to cooperate in good faith with the other Parties to engage in such discussions and negotiations with the Company regarding a Transaction that the Parties deem appropriate. In furtherance of the foregoing, the Parties anticipate retaining counsel, financial advisers and other third parties to represent the interests of the Parties and to seek reimbursement for the expenses of the foregoing, to the extent possible, from the Company. Each Party agrees that it shall not support, either directly or indirectly, consent to, or otherwise vote in favor of, any Transaction that is not supported by the Parties holding a majority of the Notes held by all Parties. Nothing herein shall obligate any Party to consent to, or otherwise vote in favor of, any Transaction.

Item 4.  Transfers. Each Party agrees that, until the earlier of (i) such time as a Replacement Lock-Up Agreement (as defined below) is executed and binding upon and enforceable by the Parties and (ii) the date this Agreement is terminated with respect to such Party, it shall not, without the prior written consent of the other Parties, directly or indirectly sell, loan, assign, transfer, hypothecate, tender or otherwise dispose of (including by participation), in whole or in part, its right, title or interest in any Notes to any Person (including by the acceptance of an offer to repurchase, exchange or otherwise retire any of its Notes by the Company or an Affiliate thereof), or grant any proxies, deposit any of its Notes into a voting trust, or enter into a voting agreement with respect to any such Notes (any of the foregoing actions, a “Transfer”). This Section 2 shall not prohibit any Party from acquiring for itself or on behalf of any funds or accounts managed by it additional Notes; provided, however, any additional Notes so acquired shall automatically be subject to the terms of this Agreement. Nothing in this Section 2 shall prohibit a Party from holding Notes with a custodian in a fully paid account subject to customary liens in favor of such custodian in relation to fees and expenses associated with the maintenance of such account. Any subsequent agreement to which all Parties are bound after the date hereof that provides for substantially similar restrictions on Transfer of the Notes, and which each Party has the right to enforce against the other Parties, is referred to as a “Replacement Lock-Up Agreement.”

Item 5.  Term; Termination. This Agreement shall become effective as of the date hereof, provided that as to any Person that is not a Party to this Agreement on the date hereof, this Agreement shall become effective on the date such Person executes a joinder to this Agreement in a form that is acceptable to the then existing Parties (a “Joinder”), subject in each case to the written consent of the Parties. Each Person that has executed this Agreement on the date hereof or subsequently executes a Joinder is referred to as a “Party” and, collectively, such Persons are referred to as the “Parties.” This Agreement and the covenants contained herein shall automatically terminate as to all Parties and shall be of no further force and effect upon the earlier to occur of (i) June 30, 2023 and (ii) the consummation of a Transaction to which all the Parties are bound. This Agreement may also be terminated with the written consent of the Parties holding a majority of the Notes held by all Parties. Upon such termination, no Party shall have any continuing liability or obligation to any other Party hereunder and each Party shall have all of the rights and remedies available to it under applicable law and/or the Indentures, and any ancillary documents or agreements thereto; provided, however, that no such termination shall relieve any Party from its obligations under Section 5 (which shall survive termination of this Agreement) or from liability for its breach or non-performance of any of its obligations hereunder prior to termination of this Agreement.

Item 6.  Representations and Warranties. Each Party (severally and not jointly) represents and warrants to the other Parties, only as to itself and not as to any of the other Parties, that the following statements are true and correct as of the date hereof with respect to such Party (or the date such Person becomes a Party to this Agreement):

Each Party has the requisite corporate, limited liability company, limited partnership or similar power and authority to enter into this Agreement, on behalf of itself and the funds and accounts that it manages and advises, and perform all of such Party’s obligations under this Agreement, and the execution, delivery and performance of this Agreement by such Party, on behalf of itself and the funds and accounts that it manages and advises, have been duly authorized by all necessary corporate, limited liability company, limited partnership or similar action on the part of such Party, and the Person executing this Agreement on behalf of such Party is duly authorized to do so on behalf of such Party and the funds and accounts that it manages and advises.

The execution, delivery and performance of this Agreement by a Party does not and shall not (i) violate any provision of law, rule or regulation applicable to it, any fund or account that it manages or advises, or the organizational documents for it or any fund or account that it manages or advises, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations (including, for the avoidance of doubt, any agreement or arrangement to which such Party is a party or by which such Party or its securities are bound with respect to the Notes or the shares issuable upon conversion of the Notes) to which it, any fund or account that it manages or advises, or under the organizational documents for it or any fund or account that it manages or advises.

This Agreement is a legally valid and binding obligation of such Party and the funds and accounts holding Notes that it manages or advises, enforceable against it and such funds and accounts in accordance with its terms.

No material consent or approval of, or any registration or filing with, any other Person, entity, or organization is required for any Party, or any fund or account that it manages or advises, to carry out the obligations contemplated by, and perform its obligations under, this Agreement.

Item 7. Disclosure. The existence and the terms of this Agreement are confidential. No Party may disclose the terms of this Agreement, or any information that is provided to such Party in connection with a Transaction or this Agreement, to any Person other than a Party or a Party’s representatives, affiliates or its or its affiliates’ managers, directors, officers, members, partners, associates, or employees without prior written consent (which may be conveyed via email) of all Parties, except (a) in order to perform under or enforce this Agreement; (b) upon order of a court of competent jurisdiction to do so or other competent legal process; or (c) as required or requested by any governmental agency or regulatory authority, or as otherwise required by applicable law or regulation, in each case, in the reasonable judgment of the applicable Party, following consultation with counsel. Upon the written request of a disclosing Party (which may be conveyed via email), a receiving Party shall either return to the disclosing Party or destroy (at the option of the receiving Party) all originals and copies of any information subject to this Section 5 that was provided by the disclosing Party to the receiving Party, except to the extent such information must be retained in accordance with its internal recordkeeping procedures or to the extent required by law, regulation or professional accounting obligations, and no receiving Party shall be required to delete or destroy copies of any information maintained in its normal-course back-up media.

Item 8.  Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party hereto to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company. If this Agreement is terminated for any reason, the Parties reserve any and all rights. No Party shall have, by reason of this Agreement, a fiduciary relationship or duty, or duty of care, trust or confidence, in any form, in respect of any other Party, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein. In particular:

(a)            no Party “acts” or will “act for” or represent the other Parties in any capacity and will have no authority to act for, represent, or commit any other Party;

(b)            no information or knowledge regarding any Party or the Company Group (as defined below) or its affairs received or produced by any Party in connection with this Agreement shall be imputed to any other Party and no Party shall be bound to distribute or share any information received or produced pursuant to this Agreement to any other Party;

(c)            the Parties will remain free to seek any advice they consider they may require from their own professional advisers regarding their role and exposure as Parties;

(d)            no Party shall be obliged to do anything if taking such action would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality which it is required to comply with or if such action would be otherwise actionable at the suit of any Person (and may do anything which in its reasonable opinion is necessary to comply with any such law, regulation or duty or to avoid any such suit); and

(e)            save as expressly stated in this Agreement, a Party, in respect of any other Party:

will not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Company and its affiliates (collectively, the “Company Group”), any Party or any other Person in connection with the Transaction and any associated documentation or the transactions contemplated therein;

will not be responsible for the legality, validity, effectiveness, completeness, adequacy or enforceability of the Transaction or any agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Transaction;

will not be responsible for any determination as to whether any information provided or to be provided to any Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

will not be responsible for verifying that any information provided to any Party (using reasonable endeavours and usual methods of transmission such as e-mail or post) has actually been received and/or considered by each Party;

shall not be bound to distribute to any Party or to any other Person any information received by it;

shall not be bound to enquire as to the absence, occurrence or continuation of any Default or Event of Default under the Indentures or the performance by the Company of its obligations under the Indentures or any other document or agreement.

(f)            It is understood and agreed by all Parties that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Company Group or under or in connection with the Transaction, this Agreement and any associated transactions and documentation including:

(1)            the financial condition, creditworthiness, condition, affairs, status and nature of the Group;

(2)            the legality, validity, effectiveness, completeness, adequacy and enforceability of any document entered into by any Person in connection with the business or operations of the Company Group or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

(3)            whether such Party has recourse, and the nature and extent of that recourse, against the Company Group or any other Person or any of the respective assets under or in connection with this Agreement, the Transaction and/or any associated documentation, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction;

(4)            the adequacy, accuracy and/or completeness of any information provided by the Parties, the Company or any other member of the Company Group and each of their advisers or by any other Person in connection with the Transaction, and/or any associated documentation, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Transaction; and

(5)            the adequacy, accuracy and/or completeness of any advice obtained by a Party in connection with the Transaction or in connection with the business and operations of the Company Group.

(g)            Each Party acknowledges and confirms to each Party that it has not relied on, and will not hereafter rely on, any Party in respect of any of the matters referred to in paragraph (f) above and that consequently no Party shall have any duty, obligation or liability (whether direct or indirect, in contract, tort or otherwise) or responsibility to any Party or any other Person in respect of such matters.

Item 9. Sharing Joint Defense; Evidentiary Matters. Each Party agrees that the communications among the Parties and any counsel retained by any Party, and work product containing such communications, shall be subject to the joint defense and common interests doctrines to the extent permitted by law recognized by the various state and federal courts of the United States and other similar doctrines of other jurisdictions and shall take such actions as are reasonably necessary to preserve such joint defense and/or common interest privileges. Nothing contained herein shall be construed as or be deemed to be evidence of an admission of any kind on the part of any Party. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms or as otherwise required under applicable law.

Item 10.	Miscellaneous.

This Agreement may not be modified, amended or supplemented except in a writing signed by each of the Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (including, for the avoidance of doubt and to the extent applicable to the respective Party, any funds or accounts managed or advised by the Party that hold Notes) and no other Person or entity shall be a third-party beneficiary hereof.

It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Agreement and/or specific performance of this Agreement.

If any provision of this Agreement, or the application of any such provision to any Person, entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision or this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought exclusively in any State court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each of the Parties hereto (i) irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum and (ii) knowingly, voluntarily and intentionally waives its right to a trial by jury to the extent permitted by law in any proceeding arising out of the terms and conditions of this Agreement.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by electronic or original signature. A Portable Document Format (.pdf) copy transmitted by e- mail will be treated as an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIKING GLOBAL EQUITIES MASTER LTD.,

By: Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

VIKING GLOBAL EQUITIES II LP,
By: Viking Global Performance LLC, its general partner

By:	/s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

Contact Information for all Parties above:

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attention: General Counsel

with a mandatory copy to:

legalnotices@vikingglobal.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FARALLON CAPITAL EUROPE LLP, for and on behalf of funds, accounts and/or entities managed or advised by it

By:	/s/ Gregory Lassman
Name: Gregory Lassman

Contact Information for all Parties above:

11th Floor Orion House

5 Upper St Martin’s Lane

London WC2H 9EA

United Kingdom

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INHERENT ESG OPPORTUNITY MASTER, LP

By: Inherent Group, LP, its investment manager

By: Inherent Group GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Managing Director

INHERENT CREDIT OPPORTUNITIES MASTER, LP

By: Inherent Group, LP, its investment manager

By: Inherent Group GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Managing Director

INHERENT PRIVATE OPPORTUNITIES 2021, LP

By: Inherent Group, LP, its investment manager

By: Inherent Group GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Managing Director

Contact Information for all Parties above:

530 Fifth Ave., #702

New York, NY 10036